EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-136230, 333-148328, 333-152985, 333-183177, 333-192497, 333-215345, 333-226407, 333-258962 and 333-273380 on Form S-8, and 333-271165 on Form S-3 of our report dated February 28, 2025 relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
February 28, 2025